Filed pursuant to Rule 424(b)(3)
Registration No. 333-259975
PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated October 12, 2021)

24,142,065 Shares
CLASS A COMMON STOCK

This prospectus supplement further supplements and updates the prospectus dated October 12, 2021, as the same may be amended from time to time, referred to herein as the Prospectus, relating to the resale by certain selling shareholders referred to in the Prospectus of up to 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Such shares were issued and have been registered pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or other supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 9, 2021.
Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market under the symbol “XM.” On November 8, 2021, the last reported sale price of our Class A common stock was $42.52 per share.

Our business and an investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 9, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2021

QUALTRICS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39952	47-1754215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 West River Park Drive
Provo, Utah 84604
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (385) 203-4999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
On November 4, 2021, Qualtrics International Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to an offering (the “Offering”) of 23,809,524 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), pursuant to the Company’s Registration Statements on Form S-1 (File Nos. 333-260684 and 333-260790) at a public offering price of $42.00 per share.

The Company granted the Underwriters a 30-day option from the date of the Underwriting Agreement to purchase up to 3,571,428 additional shares of Class A Common Stock from the Company at the public offering price. On November 5, 2021, the Underwriters exercised in full their 30-day option to purchase 3,571,428 additional shares of Class A Common Stock from the Company.

On November 4, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of this press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference.
On November 9, 2021, the Company and the Underwriters completed the Offering. The Company received net proceeds from the Offering of approximately $1,114.3 million (net of underwriting discounts and commissions). As described in the prospectus, the Company used a portion of the proceeds to repay approximately $505.3 million of principal and interest outstanding on a promissory note payable to SAP America, Inc. and intends to use the remaining proceeds for working capital and other general corporate purposes.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 4, 2021.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTRICS INTERNATIONAL INC.

Dated: November 9, 2021	By:	/s/ Blake Tierney
	Name:	Blake Tierney
	Title:	General Counsel